Exhibit 4.9

XENI FINANCIAL SERVICES, CORP.

PROMISSORY NOTE

U.S. $55,000August 24, 2006

THIS PROMISSORY NOTE (this ‘‘Note’’) is made as of this 24th day of August, 2006 by Xeni Financial Services, Corp., a corporation incorporated under the laws of State of Florida (‘‘Maker’’), in favor of Eugene Grenier or his assigns (‘‘Payee’’).

RECITALS

WHEREAS, Payee has loaned to the Maker the principal sum of Fifty Five Thousand Dollars ($55,000).

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, and for and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Payee hereby covenant and agree as set forth below. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

FOR VALUED RECEIVED, Maker hereby promises to pay to the order of Payee, the principal sum of FIFTY FIVE THOUSAND DOLLARS ($55,000), or such lesser amount as may from time to time be otherwise owing from Maker to Payee under this Note, together with interest on the principal amount from time to time outstanding hereunder accrued from the date hereof at the rate and in the manner set forth below. All payments of principal or interest or both shall be paid as set forth below, and each such payment shall be made in lawful money of the United States of America.

This Note is subject to the following terms and conditions:

1.	Payments of Principal and Interest.

(a)    Repayment.    Unless otherwise repaid as provided herein, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the date that is One Hundred Fifty (150) days following the date hereof (the ‘‘Maturity Date’’), except that if such date is not a day on which commercial banks or governmental offices are open for business in the State of Florida (a ‘‘Business Day’’) then the Maturity Date shall be the next day that is a Business Day. The Maker of the note shall be entitled to one (1) sixty (60) day extension of the Maturity Date.

(b)    Late Fee Upon Failure To Repay.    If Maker fails to repay this Note on or prior to the Maturity Date or such earlier date resulting from the acceleration of the date upon which the principal amount of this Note shall be payable in accordance with the terms of this Note (due to an Event of Default or otherwise), the interest rate on the outstanding principal amount, accrued and unpaid interest and all other amounts due hereunder shall increase to a rate of twelve percent (12%) per annum, until all amounts owing on this Note are repaid in full.

(c)    Optional Prepayment.    Maker shall be entitled, at its option, to prepay part of or all the outstanding principal amount of this Note, and accrued interest thereon free of any prepayment penalties or charges (the ‘‘Outstanding Balance’’).

(d)    Manner of Payment.    Maker shall make payment in accordance with the terms of this Note no later than 5:30 p.m. (New York City time) on the date when due, in immediately available funds. Each payment of principal and of interest shall be paid by Maker without setoff or counterclaim to Payee at Payee's address set forth in the Purchase Agreement, or to such other location or accounts within the United States as Payee may specify in writing to Maker from time to time, in immediately available funds or as otherwise explicitly provided for herein.

(e)    Cancellation.    After all amounts owed on this Note have been paid in full Payee shall surrender this Note to Maker for cancellation and this Note will not be reissued.

2.	Interest Rate.

(a)    Subject to Section 1(b), this Note will bear interest at the rate equal to ten percent (10%) per annum, commencing the date hereof to and including the date of payment of the Outstanding Balance of this Note. Interest on this Note shall be calculated on the basis of actual days elapsed in a 365-day year.

(b)    Interest on this Note shall be due and payable in arrears on the Maturity Date.

3.	Events of Default. The following are ‘‘Events of Default’’ hereunder:

(a)    any failure by Maker to pay when due the Outstanding Balance;

(b)    if Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Bankruptcy Code, (v) file a voluntary petition in bankruptcy or a petition for bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law and such petition or proceeding shall remain undismissed or unstayed for thirty (30) days, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(c)    any dissolution, liquidation or winding up of Maker or any substantial portion of its business; and

(d)    any cessation of operations by Maker or Maker is otherwise generally unable to pay its debts as such debts become due.

4.       Remedies on Default.    If any Event of Default shall occur and be continuing, then the entire Outstanding Balance shall become immediately due and payable, without notice or demand.

5.       Certain Waivers.    Except as otherwise expressly provided in this Note, Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default and notice of any and all of the foregoing.

6.       No Impairment.    Maker will not, by amendment of its articles of incorporation, bylaws, or through reorganization, consolidation, merger, dissolution, sale of assets, or another voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Payee against impairment.

7.       Amendments.    This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.	Governing Law; Jurisdiction; Waiver Of Jury Trial.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF FLORIDA SITTING IN THE COUNTY OF BROWARD AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FLORIDA OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS NOTE OR ANY OTHER LOAN DOCUMENT WILL

AFFECT THE RIGHT OF ANY PARTY TO THIS NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. MAKER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR THE ENFORCEMENT OR COLLECTION OF THIS NOTE.

9.       Notices.    Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing and shall be deemed to have been given hereunder when it (a) shall have been sent by certified or registered United States mail, postage pre-paid, or (b) shall have been delivered, in either case, if to the Maker, to its principal executive offices at 1020 NW 6th Street, Suite I, Deerfield Beach, FL 33442, and if to the payee to 2 Marc Road, Danbury, Connecticut 06810, or such other address as shall hereafter be designated by notice in writing.

10.    Transaction and Enforcement Costs.    In the event that Payee shall, after the occurrence and during the continuance of an Event of Default (and provided that Payee shall be permitted, at such time, to enforce its rights hereunder and retain payments received hereunder), turn this Note over to an attorney for collection, Maker shall further be obligated to Payee for Payee's reasonable attorneys' fees and expenses incurred in connection with such collection as well as any other reasonable costs incurred by Payee in connection with the collection of all amounts due hereunder.

11.    Loss, Theft, Destruction or Mutilation of Note.    Upon notice by Payee to Maker of the loss, theft, destruction or mutilation of this Note, and upon surrender and cancellation of this Note, if mutilated, Maker, as its expense, will make and deliver a new note of like tenor, in lieu of this Note; provided, however, prior to issuance of a new Note, Maker may require Payee to provide Maker an affidavit and indemnity regarding any lost or mutilated Note.

12.    Successors and Assigns.    This Note and the obligations and rights of Maker hereunder, shall be binding upon and inure to the benefit of Maker, the Payee, and their respective successors and assigns.

13.    Severability.    In the event that any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Note will continue in full force and effect without said provision and the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided, however, that no such severability will be effective against a party if it materially and adversely changes the economic benefits of this Note to such party.

14.    Further Assurances.    Maker and its agents shall each cooperate with Payee and use (or cause its agents to use) its commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things necessary, proper or advisable under this Note and applicable laws to consummate and make effective all transactions contemplated by this Note as soon as practicable following the request of Payee, and (ii) obtain all approvals required to be obtained from any third party necessary, proper or advisable to the transactions contemplated by this Note.

15.    Usury.    Notwithstanding any provision to the contrary contained in this Note, or any and all other instruments or documents executed in connection herewith, Maker and Payee intend that the obligations evidenced by this Note conform strictly to the applicable usury laws from time to time in force. If, under any circumstances whatsoever, fulfillment of any provisions thereof or any other document, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.

IN WITNESS WHEREOF, Maker has duly caused this Note to be signed on its behalf, in its company name and by its duly authorized officer as of the date first set forth above.

XENI FINANCIAL SERVICES, CORP.

By:	/s/ Vincent Colangelo
Name:	Vincent Colangelo
Title:	Chief Financial Officer